Exhibit 10.1

EXECUTION VERSION

January 17, 2020

Nikhil M. Varty
[ADDRESS WITHHELD FOR PRIVACY]

Dear Nik:

This Letter Agreement (this “Agreement”) will confirm our agreement regarding your role as Executive Advisor and your subsequent separation from service with ServiceMaster.  For purposes of this Agreement, “ServiceMaster” shall include ServiceMaster Global Holdings Inc., and each of its subsidiaries.

We have agreed as follows:

1. Advisory Period and Separation.

a. Effective as of the close of business on January 21, 2020 (the “Transition Date”), you will cease to serve as Chief Executive Officer and member of the board of directors of ServiceMaster, and from all other officer and director positions you may hold within ServiceMaster.  Beginning on the Transition Date and ending on February 29, 2020 (the “Separation Date” and such period, the “Advisory Period”), ServiceMaster hereby appoints you to serve in the role of Executive Advisor.  During the Advisory Period, you will provide such services as the Chief Executive Officer of ServiceMaster shall reasonably request, including assisting with the transition of your duties to your successor.  At all times on and after the Transition Date, you shall not act for, bind or represent ServiceMaster for any purpose, except as may be reasonably requested by the Interim Chief Executive Officer of ServiceMaster.  During the Advisory Period, you will provide advisory services to ServiceMaster on an exclusive basis at mutually agreeable times, and shall not provide services to any other entity. Your separation from service as an employee of ServiceMaster will be effective upon the close of business on the Separation Date, unless your employment terminates earlier. In the event your employment is terminated by ServiceMaster for “cause” (as defined in that certain employment agreement between you and ServiceMaster dated July 26, 2017 (the “Employment Agreement”) or by you for any reason prior to the Separation Date, this Agreement will be null and void ab initio.

b. During the Advisory Period, subject to your execution without revocation of the Release and Waiver of Claims contained in Section 2 of this Agreement, you will remain a full-time employee of ServiceMaster for purposes of ServiceMaster’s employment policies, plans and practices, in accordance with the following:

(i)

You will continue to receive payment of your full annual base salary, as in effect on the date of this Agreement, in accordance with ServiceMaster’s regular payroll practices. You will be paid any accrued, unpaid wages through your Separation Date (including any accrued, unused vacation time as reflected in ServiceMaster’s HRIS system) on the first regularly scheduled pay date following your Separation Date or within the time period required by applicable law.

(ii)

You will continue to receive benefits under the ServiceMaster Health and Welfare Benefit Plan.  You will become eligible for continuation of coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) on the first day following the last day of your employment.  You are solely responsible for the payment of any premiums for COBRA coverage.

(iii)

If you participate in the ServiceMaster Profit Sharing and Retirement Plan (“PSRP”), your eligibility to participate will end on your Separation Date.  Any Company match credited to your account will follow the PSRP’s vesting schedules.  Any amounts to be paid, distributed, rolled over, or held under the PSRP will be paid, distributed, rolled over, or held in accordance with the terms of the PSRP and applicable rules and regulations.

(iv)

If you participate in the ServiceMaster Deferred Compensation Plan (“DCP”), your eligibility to participate in the DCP will end on your Separation Date. Any balance in your DCP account will be distributed or held in accordance with your prior elections, subject to the terms of the DCP and applicable rules and regulations.

(v)

If you participate in any ServiceMaster stock plans, including the ServiceMaster Employee Stock Purchase Plan, the Amended and Restated ServiceMaster Global Holdings, Inc. Stock Incentive Plan, as amended and restated as of October 25, 2012, the Amended and Restated ServiceMaster Global Holdings, Inc. 2014 Omnibus Incentive Plan, as amended and restated as of April 27, 2015, and/or the ServiceMaster Global Holdings, Inc. Employee Stock Purchase Plan, you will continue to participate in such plans, and vest in any outstanding stock options, restricted stock units or other equity awards held by you as of the Transition Date, in accordance with the terms of such plans, through your Separation Date.  Upon your Separation Date, you shall cease to become eligible to be vested in, and shall forfeit any, then unvested awards under such plans, in accordance with the terms and conditions of the applicable plans. This Agreement does not change the terms of those plans.

c. Notwithstanding the terms and conditions of the ServiceMaster 2019 Annual Incentive Plan (the “2019 Bonus Plan”), and subject to your execution, not earlier than the Separation Date, without revocation of the Release of Claims attached as Exhibit A hereto, you will continue to be eligible to earn an annual bonus under such plan, in accordance with the terms and conditions (including performance metric achievement) of the 2019 Bonus Plan, as if you had remained employed as Chief Executive Officer of ServiceMaster through the date bonuses (if any) become payable under such plan to the other executive officers of ServiceMaster in respect of the 2019 fiscal year.  Any such bonus payout will be paid to you when paid to such officers who participate in the 2019 Bonus Plan.

d. The compensation and benefits provided in this Section 1 above represents all of the amounts you will be entitled to receive from ServiceMaster (including under your Employment Agreement) and you will not be paid any other compensation or benefits.  In addition to any other remedies which may be available at law, ServiceMaster may suspend, cancel and/or seek the refund of any payments contemplated by this Agreement upon any violation by you of any representation, warranty or covenant set forth herein or in your Employment Agreement.

e. You further acknowledge and agree that you are and will, following the Separation Date, continue to be subject to the covenants set forth in Section 7 of your Employment Agreement, and you will continue to be covered under the provisions of Section 9 of your Employment Agreement, in accordance with the terms thereof.

2. Release of Claims and Covenant Not to Sue.    This Release of Claims is entered into by you, Nikhil M. Varty, on behalf of yourself, your heirs, executors, administrators, successors, assigns and anyone else who may sue on your behalf (collectively, “you”) and ServiceMaster Global Holdings, Inc., on behalf of itself, past and present subsidiaries, parent companies, affiliated entities, predecessors, successors, assigns, and their respective past and present officers, directors, employees, insurers and agents (collectively, “Company” or “ServiceMaster”).

a. Release:  In exchange for the consideration provided to you in this Agreement, you hereby release and forever discharge ServiceMaster, its past and present parent entities, subsidiaries, divisions, limited partnerships, affiliated corporations, successors and assigns,  as well as their respective past and present directors, managers, officers, partners, agents, employees, insurers, attorneys, servants, and each of them, separately and collectively (“Releasees”), from any and all known and unknown claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe (“Claims”), that you ever had and now have against any of the Releasees, including, but not limited to, Claims arising out of or in any way related to your employment with or separation from ServiceMaster.  This includes, but is not limited to, Claims based on statutes, torts, contracts and common law, Claims for discrimination, wrongful discharge, harassment, retaliation, and unpaid wages, Claims arising under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act (“FLSA”), Family Medical Leave Act (“FMLA”), the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, and any applicable federal, state or local law or regulation governing the employment relationship. You understand that this Agreement includes a release of all known and unknown claims through the Effective Date.

b. Limitation of Release:  Nothing in this Agreement will prohibit you from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission (“EEOC”) or an equivalent state civil rights agency.  Further, nothing in the Letter Agreement shall be construed to waive (i) any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers’ compensation or unemployment benefits, (ii) any claims related to the benefits described in Section 1 of this Agreement or your rights to vested benefits under any ServiceMaster plan, (iii) any claims related to your indemnification rights or your rights to recover under any D&O policy, or (iv) any claims that may arise after the Effective Date.

c. Covenant Not To Sue.  To the extent that any Claims covered by the scope of the release herein are not subject to waiver by this Agreement under applicable law (including, without limitation, any Claims arising under or related to FMLA, FLSA, and any other local, state or federal statute governing employment and/or the payment of wages and benefits), you hereby covenant and agree not to sue or otherwise seek any remedy or other form of relief against any of the Releasees relating to such Claims.

d. Representations: You represent that you (i) have been provided all benefits due under the Family and Medical Leave Act and any applicable state or local law; (ii) have received all wages due, including any overtime pay, bonus pay and commissions; (iii) that you have received all meals and rest breaks to which you were entitled under the Fair Labor Standards Act and any applicable state and local law; and (iv) that you have not had any work-related accidents or injuries that you have not previously reported in writing to ServiceMaster.

3. Confidential Information.  You acknowledge and agree that (a) you have not used or disclosed any Confidential Information other than as necessary in the ordinary course of performing your duties as a ServiceMaster employee for the benefit of ServiceMaster, and (b) you will keep in confidence and trust all Confidential Information known to you, and will not use or disclose such Confidential Information without the prior written consent of ServiceMaster.  As used in this Agreement, “Confidential Information” means (a) all trade secrets, proprietary information, business techniques and processes, technical know-how and other non-public information (including customer, supplier, marketing and financial information) used by ServiceMaster in connection with its business operations;

(b) non-public business information obtained from customers, franchisees, suppliers, contractors and other business partners; and (c) private personnel information.  Nothing in this Agreement precludes you from (a) making any report or disclosure to a government agency to the extent required or protected by statute, regulation or other applicable law (including for the avoidance of doubt under Rule 21F under the Securities Exchange Act of 1934); (b) cooperating with any government investigation; or (c) testifying truthfully in any legal proceedings to the extent compelled by a valid subpoena.

Pursuant to the Defend Trade Secrets Act, 18 USC §§ 1831-39, you are hereby noticed as follows: An individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (a) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

4. Code of Ethics and Business Conduct.  You previously have been provided or have access through ServiceMaster intranet site to ServiceMaster Code of Ethics and Business Conduct (the “Code”).  The discovery of any failure by you to abide by the Code, whenever discovered, shall entitle ServiceMaster to exercise any and all available legal remedies, including the suspension and recoupment of any payments made or due under this Agreement and any other agreements between the parties.

5. Return of ServiceMaster Property.  You agree to return to ServiceMaster all ServiceMaster property, equipment and materials, including, but not limited to, any company vehicle, any laptop computer and peripherals; any cell phone or other portable computing device; any telephone calling cards; keys; ServiceMaster identification card; any credit or fuel cards; and all tangible written or graphic materials (and all copies) relating in any way to ServiceMaster or its business, including, without limitations, documents, manuals, customer lists and reports, as well as all data contained on computer files, “thumb” drives, “cloud” services, or other data storage device, or home or personal computers.

6. Assistance.    You agree to provide information to ServiceMaster as requested to help transition your job duties and to cooperate fully with ServiceMaster and its counsel with respect to any claims, investigations, legal proceedings or other matters relating to your employment or about which you have knowledge.

7. Severability.  You and ServiceMaster agree that to the extent that any portion of this Agreement may be held to be invalid or legally unenforceable, the remaining portions will not be affected and will be given full force and effect.

8. Dispute Resolution.  Any dispute or controversy between you and ServiceMaster, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be subject to The ServiceMaster We Listen Dispute Resolution Plan in effect on your Separation Date, which provides the mandatory and exclusive remedy and procedure for disputes between you and ServiceMaster.  Notwithstanding the foregoing, you agree that ServiceMaster may seek a temporary restraining order and/or preliminary injunction in any court of competent jurisdiction, without the posting of a bond, in order to preserve the status quo or to enforce the covenants in this Agreement.

9. Notices. All notices required or permitted pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. Such notice shall be addressed as follows:

If to ServiceMaster: ServiceMaster Global Holdings, Inc. 150 Peabody Place Memphis, TN 38103-3270 Attn: General Counsel

If to you, at the most recent address listed in ServiceMaster’s human resources information system.

10. Governing Law and Venue.  The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Tennessee without regard to the principle of conflicts of laws.  Subject to the dispute resolution provisions herein, any judicial proceeding arising from and relating to this Agreement shall be brought in courts having competent jurisdiction located in the State of Tennessee, which shall be the exclusive forum for resolving such disputes.  Both parties consent to the personal jurisdiction of such courts for the purposes of this Agreement.  The parties shall stipulate in any proceeding that this Agreement is considered for all purposes to have been executed and delivered in the State of Tennessee.

11. Taxes.  Unless otherwise specified, all payments contemplated by this Agreement shall be subject to applicable payroll taxes and other required withholdings.  This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent.  Payments provided herein are intended to be exempt from Section 409A of the Code to the maximum extent possible under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purposes, each payment under this Agreement shall constitute a “separately identified” amount within the meaning of Treasury regulation §1.409A-2(b)(2).  In the event the terms of this Agreement would subject you to taxes or penalties under Section 409A of the Code (“409A Penalties”), you shall cooperate diligently with ServiceMaster to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided, that in no event shall ServiceMaster be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement.  You understand that ServiceMaster has not provided any advice regarding the tax liability resulting from this Agreement and you shall not rely upon any representations or policies of ServiceMaster related to taxation.  You are advised to seek the advice of your own personal tax advisor or counsel as to the tax treatment of any payments contemplated by this Agreement.  The Company specifically disclaims that it has responsibility for the proper calculation or payment of any taxes which may be due other than for standard statutory withholding.

12. Entire Agreement.  You and ServiceMaster agree that this Agreement constitutes the complete understanding between you and ServiceMaster regarding the matters herein and that no other promises or agreements, express or implied, will be binding between you and ServiceMaster unless signed in writing by you and ServiceMaster.  This Agreement fully supersedes and replaces any and all prior agreements or understandings, if any, between you and ServiceMaster on any matter that is addressed in this Agreement with the exception of confidentiality/non-solicitation/non-compete issues except as stated herein.
13. OWBPA Notice. Pursuant to the federal Older Workers Benefit Protection Act, you are advised as follows:
▪	This Agreement includes a waiver of claims of age discrimination under the federal Age Discrimination in Employment Act;
▪	You are advised to consult with your personal attorney before signing this Agreement;
▪	You have 21 days from your receipt of this Agreement to consider the Agreement (the “Review Period”);
▪

If your executed Agreement is not received by ServiceMaster within seven days from the end of the Review Period, the Agreement and any promises offered on behalf of Company contained therein will be null and void;

▪

You have seven days after you sign this Agreement to revoke the Agreement.   If you want to revoke this Agreement, you must deliver a written revocation to ServiceMaster Global Holdings, Inc.; 150 Peabody Place, Memphis, TN  38103-3270; Attn: General Counsel.

14. Effective Date.  This Agreement becomes effective on the 8th day after you sign, provided you do not revoke the Agreement as provided above (for purposes of clarity and the avoidance of doubt, the Company is not permitted to revoke this Agreement).

YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT CAREFULLY, UNDERSTAND ALL OF ITS TERMS AND AGREE TO THOSE TERMS KNOWINGLY, FREELY, VOLUNTARILY, AND WITHOUT DURESS.  YOU HAVE CONSULTED WITH YOUR PERSONAL ATTORNEY (OR HAVE HAD AN OPPORTUNITY TO DO SO) REGARDING THE TERMS AND LEGAL EFFECT OF THIS AGREEMENT.

/s/ Nikhil M. Varty		/s/ John Corness
Nikhil M. Varty		John Corness Chair of the Compensation Committee of the Board of Directors
ServiceMaster Global Holdings, Inc.

Date:	1/17/2020	Date:	1/17/2020

Exhibit A

Release of Claims

This Release of Claims (the “Release”) is entered into by you, Nikhil M. Varty, on behalf of yourself, your heirs, executors, administrators, successors, assigns and anyone else who may sue on your behalf (collectively, “you”) and ServiceMaster Global Holdings, Inc., on behalf of itself, past and present subsidiaries, parent companies, affiliated entities, predecessors, successors, assigns, and their respective past and present officers, directors, employees, insurers and agents (collectively, “Company” or “ServiceMaster”).

1. Release.  In exchange for the consideration provided to you in that certain Letter Agreement entered into between you and ServiceMaster as of January 21, 2020 (the “Letter Agreement”), you hereby release and forever discharge ServiceMaster, its past and present parent entities, subsidiaries, divisions, limited partnerships, affiliated corporations, successors and assigns,  as well as their respective past and present directors, managers, officers, partners, agents, employees, insurers, attorneys, servants, and each of them, separately and collectively (“Releasees”), from any and all known and unknown claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe (“Claims”), that you ever had and now have against any of the Releasees, including, but not limited to, Claims arising out of or in any way related to your employment with or separation from ServiceMaster.  This includes, but is not limited to, Claims based on statutes, torts, contracts and common law, Claims for discrimination, wrongful discharge, harassment, retaliation, and unpaid wages, Claims arising under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act (“FLSA”), Family Medical Leave Act (“FMLA”), the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, and any applicable federal, state or local law or regulation governing the employment relationship. You understand that this Release includes a release of all known and unknown claims through the Effective Date.

15. Limitation of Release.  Nothing in this Agreement will prohibit you from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission (“EEOC”) or an equivalent state civil rights agency.  Further, nothing in this Release shall be construed to waive (i) any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers’ compensation or unemployment benefits , (ii) any claims related to the benefits described in Section 1 of this Agreement or your rights to vested benefits under any ServiceMaster plan, (iii) any claims related to your indemnification rights or your rights to recover under any D&O policy, or (iv) any claims that may arise after the Effective Date.

16. Covenant Not To Sue.  To the extent that any Claims covered by the scope of the release herein are not subject to waiver by this Release under applicable law (including, without limitation, any Claims arising under or related to FMLA, FLSA, and any other local, state or federal statute governing employment and/or the payment of wages and benefits), you hereby covenant and agree not to sue or otherwise seek any remedy or other form of relief against any of the Releasees relating to such Claims.

17. Representations. You represent that you (i) have been provided all benefits due under the Family and Medical Leave Act and any applicable state or local law; (ii) have received all wages due, including any overtime pay, bonus pay and commissions; (iii) that you have received all meals and rest breaks to which you were entitled under the Fair Labor Standards Act and any applicable state and local law; and (iv) that you have not had any work-related accidents or injuries that you have not previously reported in writing to ServiceMaster.

18. Severability.  You and ServiceMaster agree that to the extent that any portion of this Release may be held to be invalid or legally unenforceable, the remaining portions will not be affected and will be given full force and effect.

19. Dispute Resolution.  Any dispute or controversy between you and ServiceMaster, whether arising out of or relating to this Release, the breach of this Release, or otherwise, shall be subject to The ServiceMaster We Listen Dispute Resolution Plan in effect on your Separation Date, which provides the mandatory and exclusive remedy and procedure for disputes between you and ServiceMaster.  Notwithstanding the foregoing, you agree that ServiceMaster may seek a temporary restraining order and/or preliminary injunction in any court of competent jurisdiction, without the posting of a bond, in order to preserve the status quo or to enforce the covenants in this Release.

20. Notices. All notices required or permitted pursuant to this Release shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. Such notice shall be addressed as follows:

If to ServiceMaster: ServiceMaster Global Holdings, Inc. 150 Peabody Place Memphis, TN 38103-3270 Attn: General Counsel

If to you, at the most recent address listed in ServiceMaster’s human resources information system.

21. Governing Law and Venue.  The interpretation, construction and performance of this Release shall be governed by and construed and enforced in accordance with the internal laws of the State of Tennessee without regard to the principle of conflicts of laws.  Subject to the dispute resolution provisions herein, any judicial proceeding arising from and relating to this Release shall be brought in courts having competent jurisdiction located in the State of Tennessee, which shall be the exclusive forum for resolving such disputes.  Both parties consent to the personal jurisdiction of such courts for the purposes of this Release.  The parties shall stipulate in any proceeding that this Release is considered for all purposes to have been executed and delivered in the State of Tennessee.

22. OWBPA Notice. Pursuant to the federal Older Workers Benefit Protection Act, you are advised as follows:
▪	This Release includes a waiver of claims of age discrimination under the federal Age Discrimination in Employment Act;
▪	You are advised to consult with your personal attorney before signing this Release;
▪	You have 21 days from your receipt of this Release to consider the Release (the “Review Period”);
▪

If your executed Release is not received by ServiceMaster within seven days from the end of the Review Period, the Release and any promises offered on behalf of Company contained in the Letter Agreement will be null and void;

▪

You have seven days after you sign this Release to revoke the Release.   If you want to revoke this Release, you must deliver a written revocation to ServiceMaster Global Holdings, Inc.; 150 Peabody Place, Memphis, TN  38103-3270; Attn: General Counsel.

23. Effective Date.  This Release becomes effective on the 8th day after you sign, provided you do not revoke the Agreement as provided above (for purposes of clarity and the avoidance of doubt, the Company is not permitted to revoke this Agreement).

YOU ACKNOWLEDGE THAT YOU HAVE READ THIS RELEASE CAREFULLY, UNDERSTAND ALL OF ITS TERMS AND AGREE TO THOSE TERMS KNOWINGLY, FREELY, VOLUNTARILY, AND WITHOUT DURESS.  YOU HAVE CONSULTED WITH YOUR PERSONAL ATTORNEY (OR HAVE HAD AN OPPORTUNITY TO DO SO) REGARDING THE TERMS AND LEGAL EFFECT OF THIS RELEASE.

/s/ Nikhil M. Varty		/s/ John Corness
Nikhil M. Varty		John Corness Chair of the Compensation Committee of the Board of Directors
ServiceMaster Global Holdings, Inc.

Date:	1/17/2020	Date:	1/17/2020